Exhibit 99.1

IFF Reports Third Quarter 2008 Results

Sales Up 6%; Up 2% in Local Currency

9% Increase in EPS; 6% Increase in Adjusted EPS

NEW YORK--(BUSINESS WIRE)--October 30, 2008--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for the consumer staples and products industry, today reported a third quarter sales increase of 6 percent to $618 million. These results were driven by currency, new wins, pricing and volume gains, and were partially offset by mix and normal product erosion in the developed markets. For the quarter, three of the Company’s regions delivered high-single digit reported sales growth while the fourth, North America, was down 1 percent. On a local currency basis, sales increased 2 percent. Earnings per share (EPS) on a reported basis were $0.73, compared with $0.67 in the prior year quarter.

Year-over-year results were impacted by several items, which include:

Third Quarter 2008:

  Lower performance-based incentive compensation expense of $0.4 million in 2008 versus $10.4 million in the comparable 2007 period;
  $2.0 million charge for implementation costs associated with the Company’s previously announced shared services plan; and
  $4.4 million in interest expense as a result of interest rate swaps and $6.3 million of interest expense related to the Company’s 2007 accelerated share repurchase program.

Third Quarter 2007:

  $5.9 million charge related to the curtailment of the Company’s U.S. pension plan in 2007.

Excluding the implementation costs in 2008 and the curtailment charge in 2007, third quarter 2008 Adjusted EPS were $0.75, as compared to $0.71 in the same period last year.

Chairman and Chief Executive Officer Robert M. Amen stated, “Given the enormous volatility in the financial markets and weak economic environment in which we have been operating, I am generally pleased with our third quarter sales and operating results. That being said, rising material and input costs have put pressure on our profitability throughout the year. And while we have made some progress toward our cost recovery goals, our year-to-date efforts have been insufficient to maintain our operating margins. As a result, we are increasing our focus on improving profitability while appropriately balancing the needs of our customers.”

Mr. Amen continued, “IFF has a successful strategy, solid business, a strong balance sheet, and the proven ability to generate cash. We believe these factors will enable us to successfully navigate through the current economic environment and help us achieve our long-term objectives. We continue to make progress on our strategic initiatives in Flavors, which is driving positive trends across all categories – albeit at a slower rate than earlier in the year. In addition, we are seeing an improvement in our Fragrances business, though challenges still remain.”

Flavors Business Unit

Flavors sales for the third quarter were $278 million, an increase of 9 percent on a reported basis and 5 percent on a local currency basis. The growth in Flavors sales resulted from both volume gains in emerging markets and higher pricing, which was partially offset by somewhat higher erosion primarily in the developed markets of North America and Western Europe. Latin America (LATAM) and Greater Asia continued to excel, delivering growth of 19 percent and 6 percent (in local currency), respectively, due to new wins in the beverage and confectionery categories.

Fragrances Business Unit

For the third quarter, Fragrances delivered sales of $339 million, an increase of 4 percent on a reported basis and flat in local currency.

Fine Fragrances & Beauty Care

Fine Fragrances & Beauty Care enjoyed good sales growth for most of the quarter, however, a significant diminution in customer demand during September resulted in a local currency sales decline of 1 percent. It is important to note, for comparison purposes, that Fine Fragrances & Beauty Care had very strong 2007 third quarter sales growth of 8 percent.

On a regional basis, Europe, Africa and the Middle East (EAME) reported sales increased by 10 percent and grew modestly on a local currency basis. These results were offset by a 14 percent decline in North America, which is an improvement over the first two quarters of 2008. LATAM and Greater Asia delivered strong growth on both a reported and local currency basis. New product launches in the fine fragrance and hair care categories contributed to this performance.

Functional Fragrances

Local currency sales in Functional Fragrances were flat on a quarter-over-quarter basis. In North America and Greater Asia the segment grew 7 percent and 4 percent (in local currency), respectively, due to new wins in the fabric care and personal wash categories. This growth was offset by volume decreases in the regions of LATAM and EAME, mostly in the product categories of fabric and home care.

Fragrance Ingredients

Sales of Fragrance Ingredients, which are building blocks for fragrance compounds, were unchanged in local currency. Pricing actions implemented earlier this year as well as new business favorably impacted sales, however planned product rationalization offset these results.

Third Quarter 2008 Overview

  Gross profit, as a percentage of sales, was 40.0 percent compared with 41.9 percent in the prior year quarter. This decrease primarily reflects a shift in sales mix toward lower margin products, both regionally and by market segment, as well as higher input costs that were only partially offset by pricing and cost recovery initiatives.
  Research and development spending, as a percentage of sales, was 8.4 percent versus 8.5 percent in third quarter 2007.
  Selling and administrative expenses, as a percentage of sales, were 15.0 percent as compared to 16.2 percent in third quarter 2007. Third quarter 2008 reflects reduced performance-based incentive compensation expense partially offset by $2.0 million of implementation costs for the Company’s global shared services plan. For the nine-month period, 2008 expenses, as a percentage of sales, were 15.5 percent compared to 16.1 percent during 2007.
  Operating profit was 16.3 percent of sales during the third quarter 2008 compared to 15.5 percent during the comparable 2007 period. On a nine-month basis, operating margin was 16.1 percent versus 16.7 percent in 2007. The decline in operating margin for the nine-month period reflects higher input costs and a weaker sales mix that was only partially offset by cost control and margin recovery efforts.
  Interest expense totaled $18.0 million as compared to $8.6 million in the prior year period. The increase includes $6.3 million related to higher borrowings incurred in connection with the 2007 accelerated share repurchase program, plus $4.4 million attributable to costs associated with interest rate swaps.
  Effective tax rate was 27.5 percent compared to 27 percent in the prior year quarter. Neither period included any unusual items related to tax rulings or settlements.
  Average number of diluted shares (in millions) was 79.1 compared to 88.1 in third quarter 2007.
  Operating cash flow was $136 million for the nine month 2008 period. Cash and cash equivalents were $109 million up from $62 million at the comparable 2007 quarter-end. The Company has more than $430 million available on a multi-year revolving credit agreement.

Fourth Quarter Outlook

Despite the current volatility in the financial markets and a declining economic outlook, IFF remains cautiously optimistic regarding revenue growth for the fourth quarter. In particular, the Company’s customer planning information at this point suggests flat or slightly positive year-over-year sales growth in local currency. It is important to note that typically, IFF’s sales and earnings are lower in the fourth quarter than in other periods.

About International Flavors & Fragrances Inc.

IFF is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Individuals interested in receiving future updates on IFF via e-mail can register at http://ir.iff.biz.

Audio Web Cast

An audio Web cast, to discuss the Company’s third quarter 2008 financial results and outlook, will be held Thursday, October 30th at 9:00 a.m. ET. Interested parties can access the Web cast, accompanying slide presentation, press release, Generally Accepted Accounting Principles (GAAP) reconciliation and Form 10-Q on the Company’s Web site at www.iff.com, under the “Investor Relations” section. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site approximately one hour after the event and will remain available on the IFF Web site until November 13, 2008.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, especially given the current disruption in global economic conditions, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; significant fluctuations in the value of the U.S. dollar; population health and political uncertainties, and the difficulty in projecting the short and long-term effects of global economic conditions; rising interest rates; continued volatility and deterioration of the capital and credit markets, including continued disruption in the commercial paper market, and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact on cash and the impact of increased borrowings related to the July 2007 share repurchase program; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets, especially given the current disruptions to such currency markets, and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands, except per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	% Change	2008	2007	% Change

Net sales	$617,538	$583,313	6%	$1,850,269	$1,723,140	7%
Cost of goods sold	370,799	339,175	9%	1,094,273	996,225	10%
Gross margin	246,739	244,138	1%	755,996	726,915	4%
Research and development	52,129	49,733	5%	160,351	145,125	10%
Selling and administrative	92,465	94,464	-2%	287,277	276,933	4%
Amortization	1,537	3,555	-57%	4,615	10,666	-57%
Restructuring and other charges	-	-		5,967	-
Curtailment loss	-	5,943		-	5,943
Interest expense	18,037	8,596		54,801	25,306
Other expense (income), net	3,005	1,239		1,192	(1,747)
Pretax income	79,566	80,608	-1%	241,793	264,689	-9%
Income taxes	21,882	21,764	0%	61,134	64,784	-6%
Net income	$57,684	$58,844	-2%	$180,659	$199,905	-10%

Earnings per share
Basic	$0.74	$0.68		$2.28	$2.26
Diluted	$0.73	$0.67		$2.25	$2.23

Average shares outstanding
Basic	78,077	87,063	-10%	79,334	88,538	-10%
Diluted	79,059	88,056	-10%	80,297	89,612	-10%

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	September 30,	December 31,
	2008	2007
Cash and cash equivalents	$108,736	$151,471
Short-term investments	624	604
Trade receivables	458,498	400,527
Inventories	509,281	484,222
Other current assets	162,270	153,654
Total current assets	1,239,409	1,190,478

Property, plant and equipment, net	503,544	508,820
Goodwill and other intangibles, net	728,221	732,836
Other assets	304,560	294,654
Total assets	$2,775,734	$2,726,788

Bank borrowings and overdrafts	$58,631	$152,473
Other current liabilities	362,041	386,423
Total current liabilities	420,672	538,896

Long-term debt	1,131,418	1,060,168
Non-current liabilities	499,612	510,527

Shareholders' equity	724,032	617,197
Total liabilities and shareholders' equity	$2,775,734	$2,726,788

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:

Net Income	$180,659	$199,905
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	60,016	62,825
Deferred income taxes	1,186	(12,202)
Gain on disposal of assets	(1,504)	(7,358)
Equity based compensation	13,553	13,310
Curtailment loss	-	5,943
Changes in assets and liabilities
Current receivables	(71,813)	(66,354)
Inventories	(26,460)	(2,381)
Current payables	(30,809)	(19,338)
Changes in other assets and liabilities	11,670	17,732
Net cash provided by operations	136,498	192,082

Cash flows from investing activities:

Additions to property, plant and equipment	(49,071)	(36,504)
Purchase of Investments	(5,699)	(13,348)
Proceeds from Investments	-	8,978
Proceeds from disposal of assets	1,481	9,139
Net cash used in investing activities	(53,289)	(31,735)

Cash flows from financing activities:

Cash dividends paid to shareholders	(55,214)	(56,248)
Net change in bank borrowings and overdrafts	(40,120)	(137,837)
Proceeds from long-term debt	-	500,000
Proceeds from issuance of stock under stock plans	7,444	48,441
Excess tax benefits on stock options exercised	91	6,353
Purchase of treasury stock	(29,995)	(576,832)
Net cash used in financing activities	(117,794)	(216,123)
Effect of exchange rates changes on cash and cash equivalents	(8,150)	3,232
Net change in cash and cash equivalents	(42,735)	(52,544)
Cash and cash equivalents at beginning of year	151,471	114,508
Cash and cash equivalents at end of period	$108,736	$61,964

Interest paid	$75,096	$33,513
Income taxes paid	$37,955	$37,497

International Flavors & Fragrances Inc. Segment Profit (Amounts in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Sales
Flavors	$278,236	$256,423	$841,837	$752,406
Fragrances	$339,302	$326,890	$1,008,432	$970,734
Consolidated	$617,538	$583,313	$1,850,269	$1,723,140

Operating Profit
Flavors	$51,570	$48,111	$165,359	$145,505
Fragrances	$54,862	$55,779	$158,097	$172,920
Global Expenses	$(5,824)	$(13,447)	$(25,670)	$(30,177)
Consolidated	$100,608	$90,443	$297,786	$288,248

Interest expense	$(18,037)	$(8,596)	$(54,801)	$(25,306)
Other income (expense), net	$(3,005)	$(1,239)	$(1,192)	$1,747
Income before taxes	$79,566	$80,608	$241,793	$264,689

International Flavors & Fragrances Inc. Regulation G Reconciliation Schedule

Earnings Per Share
	2008
	Q1	Q2	Q3	YTD*
EPS Reported	$0.69	$0.83	$0.73	$2.25
Employee separation and implementation costs		0.03	0.02	0.05
Restructuring charges	0.06			0.06
Insurance recovery	(0.02)			(0.02)
Tax adjustment (1)	(0.03)	(0.05)		(0.07)
EPS as Adjusted	$0.70	$0.81	$0.75	$2.26

	2007
	Q1	Q2	Q3	YTD*
EPS Reported	$0.69	$0.87	$0.67	$2.23
Gain on asset sale		(0.04)		(0.04)
Curtailment loss			0.04	0.04
Tax adjustment (1)		(0.11)		(0.11)
EPS as Adjusted	$0.69	$0.72	$0.71	$2.12

(1) Favorable tax ruling benefit related to prior years

* The sum of the individual quarter's net income per share does not equal the earnings per share for the year-to-date due to changes in average shares outstanding during the year.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	12/31/2007	3/31/2008	6/30/2008	9/30/2008	Total
Net Income	$47.2	$55.9	$67.0	$57.7	$227.8
Interest expense	16.2	18.2	18.6	18.0	71.0
Income taxes	16.8	19.0	20.2	21.9	77.9
Depreciation	17.8	18.0	18.9	18.5	73.2
Amortization	2.2	1.5	1.6	1.5	6.8
EBITDA	100.2	112.6	126.3	117.6	456.7
Separation and implementation	-	-	3.4	2.0	5.4
Restructuring charges	-	6.2	(0.2)	-	6.0
Insurance recovery	-	(2.6)	-	-	(2.6)
Gain on asset sale	(5.8)	-	-	-	(5.8)
EBITDA (Adjusted)	$94.4	$116.2	$129.5	$119.6	$459.7

	12/31/2006	3/31/2007	6/30/2007	9/30/2007	Total
Net Income	$47.9	$62.7	$78.4	$58.8	$247.8
Interest expense	7.4	8.3	8.4	8.6	32.7
Income taxes	14.4	24.4	18.6	21.8	79.2
Depreciation	19.1	17.3	17.9	17.0	71.3
Amortization	3.7	3.6	3.5	3.5	14.3
EBITDA	92.5	116.3	126.8	109.7	445.3
Restructuring charges	2.0	-	-	-	2.0
Curtailment loss	-	-	-	5.9	5.9
Gain on asset sale	(7.7)	-	(5.3)	-	(13.0)
EBITDA (Adjusted)	$86.8	$116.3	$121.5	$115.6	$440.2

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of restructuring, employee separation charges, implementation costs associated with the global shared services plan, an insurance recovery related to a product contamination issue, a gain from the sale of land, the benefit of tax rulings relating to prior years and a pension curtailment charge. The adjusted information is intended to be more indicative of the Company’s core operating results.

CONTACT:
International Flavors & Fragrances Inc.
Investors:
Yvette Rudich, 212-708-7164
Director of Corporate Communications
or
Media:
Melissa Sachs, 212-708-7278
Manager, Corporate Communications